Exhibit 10.1

REVOLVING LINE OF CREDIT FACILITY AGREEMENT

October 13, 2016 (the “Effective Date”)

This Revolving Line of Credit Facility Agreement (this “Agreement”) sets forth the terms pursuant to which Providence Energy Partners III, LP, whose address is 16400 North Dallas Parkway, Suite 400, Dallas, TX 75248 (“Lender”) is making available to PetroShare Corp., whose address is 7200 S. Alton Way, Suite B-220, Centennial, CO 80112 (“Borrower”), a revolving line of credit (the “Line of Credit”), to be evidenced by a Promissory Note dated of even date herewith and in the form of Exhibit A attached hereto and made a part hereof (the “Note”). In partial consideration of this Line of Credit, Borrower has agreed to sell and assign certain oil and gas interests to Lender, in accordance with that certain Letter Agreement between Borrower and Lender of even date herewith. The terms of the Line of Credit are as follows:

Borrower:	PetroShare Corp., a Colorado corporation.

Loan Commitment
Amount/Line of
Credit:	$10,000,000 (“Commitment Amount”).

Maturity Date:

April 13, 2017, on which date Borrower agrees to repay the remaining unpaid balance of the Line of Credit in its entirety, including all outstanding principal, interest, fees, expenses and other amounts due in connection therewith. Any extension of the Maturity Date shall be at Lender’s sole option and discretion.

Interest:

Interest on the outstanding principal balance of the Line of Credit shall accrue commencing on the dates of advancements of principal hereunder at an annual rate equal to eight percent (8.0%) simple interest per annum. In the event of an Event of Default (defined below), interest on the Line of Credit shall accrue at a rate of the lesser of 18.0% simple interest per annum or the maximum rate of interest allowed by law under the laws of the state of Colorado, until the unpaid balance of the Line of Credit, including all outstanding principal, interest, fees, expenses and other amounts due in connection therewith, is paid in full. Borrower shall pay the interest in accordance with the terms of the Note.

Advances:

Lender shall make advances (“Advance(s)”) to Borrower from time to time, by wire transfer in amounts not to be less than $250,000 per Advance, no later than ten (10) days after Lender receives proper written notice from Borrower, to fund or reimburse costs or expenses related to: (i) the acquisition of oil and gas assets, in the State of Colorado in and around the Wattenberg field, including but not limited to, acquisitions of acreage, working interests, or royalty interests, or commercially productive oil and gas wells and oil and gas leases (collectively, the “Assets”); and/or (ii) drilling, exploration, or development of oil and gas properties, whether operated or non-operated, in which Borrower now has or in the future obtains an interest, in the State of Colorado in and around the Wattenberg field (the “Properties”). Notwithstanding anything contained in this Agreement to the contrary, Borrower shall not use any of the Commitment Amount or Advances for the purposes of general or administrative (“G&A”) costs, expenses or expenditures, or for purposes of or in connection with the paying down of any other credit facility, other than the one that is the principal purpose of this Agreement. Proper written notice shall include the amount of the requested advance, a breakdown of the use of proceeds, including but not limited to information for the Assets and Properties or activities sought to be reimbursed or funded, and any other relevant information or documentation to reasonably identify the costs and expenses underlying the request. Any request by Borrower for an Advance shall be deemed a certification by Borrower that the conditions precedent contained in this Agreement have been satisfied.

Limitations:

Unless agreed to in writing by Lender, Lender shall not have any obligation to make an Advance if, after the making of such Advance, the aggregate amount of all Advances then outstanding under this Agreement, including all outstanding principal, interest, fees, expenses and other amounts due in connection therewith, would exceed the Commitment Amount.

Representations
and Warranties:

Borrower represents and warrants to Lender that: (a) Borrower is duly organized, validly existing and in good standing under the laws of the State of Colorado, having all powers required to carry on its business and to enter into and carry out the transactions contemplated hereby, and is duly qualified, in good standing, and authorized to do business in all other jurisdictions where such qualification is necessary, (b) this Agreement, the Note, and all other documents executed in connection herewith are legal and binding obligations of Borrower, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and as limited by general equitable principles, (c) the financial statements of Borrower heretofore provided to Lender by Borrower fairly present Borrower’s financial positions at the respective dates thereof, and Borrower is not insolvent or bankrupt as of the Effective Date of this

Agreement, (d) to the best of Borrower’s knowledge, there are no actions, suits or other proceedings pending or threatened against Borrower, (e) all tax returns required to be filed by Borrower have been filed, and all taxes and other governmental charges upon Borrower or upon any of its assets or income have been paid, and (f) Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Line of Credit will be used to purchase or carry any such margin stock or to extend credit to any person or entity for the purpose of purchasing or carrying any such margin stock.

Reporting
Requirements:

Borrower agrees to submit to Lender: (a) within 105 days of each fiscal year-end of Borrower, audited annual financial statements of Borrower, prepared in accordance with generally accepted accounting principles, (b) within 50 days of the end of each fiscal quarter of Borrower (except for the last fiscal quarter in Borrower’s fiscal year), quarterly financial statements of Borrower, prepared by Borrower in accordance with generally accepted accounting principles, as the same may be modified by the rules and regulations of the U.S. Securities and Exchange Commission, (c) within 30 days after the filing of the same, copies of any and all federal income tax returns filed by Borrower, and (d) such other information as Lender may request at any time or from time to time. Lender agrees to keep all such information confidential, unless required by law, court or for tax purposes to disclose same.

Affirmative
Covenants:

Borrower will: (a) operate its Assets and the Properties in a good and workmanlike manner, (b) maintain insurance with responsible carriers and in amounts customary in the industry for the types of operations to be conducted by Borrower in connection with the Assets, (c) in all material respects conduct its business and affairs in compliance with all laws, regulations and orders applicable thereto (including those relating to pollution and other environmental matters), (d) permit representatives appointed by Lender to visit and inspect, at their sole risk, the Assets and Properties, and any property, books of account, other books and records, and any facilities or other business assets of Borrower, (e) pay all amounts due hereunder or in connection herewith in accordance with the terms hereof, (f) observe, perform and comply with every covenant, term and condition, express or implied, herein or in any other documents delivered in connection herewith, (g) promptly notify Lender of: (1) any material adverse change in the financial condition of Borrower, (2) any material adverse development with respect to the business, property or assets of Borrower, and (3) the occurrence of any Event of Default, and (h) maintain and preserve its existence, rights and franchises in full force and effect and qualify to do business in all states or jurisdictions where required by applicable law.

Negative
Covenants:

Without Lender’s prior written consent, Borrower will not: (a) incur any additional indebtedness other than: (1) the Line of Credit, (2) trade debt incurred by Borrower in the ordinary course of business, to a degree that does not make Borrower insolvent, or (3) receive draws under and within the borrowing limits of that certain Revolving Line of Credit Facility Agreement by and between Borrower and Providence Energy Operators, LLC, dated May 15, 2015; (b) make loans or advances to any third party, except trade debt extended in the ordinary course of business, or (c) sell, lease or dispose of any Assets or Properties in excess of $100,000 during the term hereof, provided, however, that this provision shall not apply to the sale, lease, or disposition of assets pursuant to that certain Participation Agreement, by and between Providence Energy Operators, LLC and Borrower, dated May 15, 2015.

Events of
Default:

The occurrence of any of the following shall be deemed an Event of Default hereunder, shall relieve Lender of any further obligation to make Advances hereunder and shall permit Lender, at its option, to declare the Line of Credit to be forthwith due and payable together with all accrued and unpaid interest thereon, as well as all fees, expenses and other amounts due in connection therewith, without presentation, demand, protest or other notice of any kind, all of which are expressly waived by Borrower: (a) Borrower becomes insolvent or fails to pay any amount due hereunder or in connection herewith when due and payable, (b) any “default”, “event of default” or “Event of Acceleration” under the Note, (c) Borrower fails to duly observe, perform or comply with any covenant, agreement, condition or provision (other than those referred to in subsections (a) and (b) above) of this Agreement or of any other document executed in connection herewith and such failure continues beyond 30 days after written notice thereof from Lender to Borrower, unless extended in writing by Lender, (d) Borrower suffers the commencement of any voluntary or involuntary bankruptcy proceeding against it, suffers the appointment of a receiver, liquidator, trustee or similar official for a substantial part of its assets, makes a general assignment for the benefit of creditors, fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due, suffers the entry of any order issued by any court or tribunal seizing all or any substantial part of its property, (e) any default occurs with respect to any indebtedness owed by Borrower to any other person or entity, and/or (f) the dissolution or termination of existence of Borrower.

Force Majeure:

Lender shall not be required to fund any Advance not previously approved, in the event of an act of “force majeure,” as determined by mutual agreement of the Parties, that delays, prevents or interrupts the acquisition or maintenance of any of the Assets or Properties, or other assets sought to be acquired or maintained pursuant to funds disbursed under the terms of this Agreement. An act of force majeure is a risk beyond the reasonable control of the Parties, such as a flood or other act of God, fire, war, rebellion, insurrection, sabotage, riot, or state or federal order, rule, regulation, or law, any of which have the effect of prohibiting the Borrower’s actions on the Assets or Properties, and the leases, wells or other assets sought to be acquired or maintained pursuant to funds disbursed under the terms of this Agreement, which prohibition does not arise, directly or indirectly, out of Lender’s action or inaction, a shortage or materials or labor, or an event that renders the lease or other assets sought to be acquired to be undesirable, unreasonably priced or marketed, highly contentious due to the politics or other local land, legal or other concerns.

Miscellaneous:

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement, the Note, and the other documents executed in connection herewith set forth the entire understanding between the parties hereto, and no modification or amendment of or supplement hereto or thereto shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced. In the event of any conflict between the provisions of this Agreement, and the Note or any of the other documents executed in connection herewith, the provisions of this Agreement shall control. All notices shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery or by expedited delivery service with proof of delivery, or by registered or certified United States mail, return receipt requested, postage prepaid, at the addresses of the parties specified on the letterhead and the inside address hereof (unless changed by similar notice in writing given by the particular person whose address is to be changed). The maturity of any payment which becomes due and payable hereunder on a day other than a business day, shall be extended to the next succeeding business day. This Agreement shall be deemed a contract made under the laws of the State of Colorado.

Executed as of the date first above written.

Borrower:

PETROSHARE CORP.

By:	/s/ Stephen J. Foley
Name:	Stephen J. Foley
Title:	Chief Executive Officer

Lender:

PROVIDENCE ENERGY PARTNERS III, LP
By: Providence Energy Partners III GP, LLC

By:	/s/ Luke Allen
Name:	Luke Allen
Title:	V.P. Business Development

EXHIBIT A

FORM OF NOTE

PROMISSORY NOTE

Up to $10,000,000 (US Dollars)
October 13, 2016 (“Effective Date”)	Centennial, Colorado

FOR VALUE RECEIVED, PetroShare Corp., a Colorado corporation, whose address is 7200 S. Alton Way, Suite B220, Centennial CO 80112 (the “Borrower”), hereby promises to pay to the order of Providence Energy Partners III LP whose address is 16400 North Dallas Parkway, Suite 400, Dallas, TX 75248 (“Lender”), the principal sum of Ten Million and No/100s Dollars ($10,000,000) or so much thereof that may be advanced by Lender prior to Maturity (as defined in the Credit Facility), together with interest pursuant to the terms and conditions set forth in this Promissory Note (the “Note”).

PAYMENT OF INTEREST AND PRINCIPAL. Payments of interest only shall accrue and be due and payable in equal monthly installments beginning at the earlier of (i) the advancement of any capital or funds under the Revolving Line of Credit Facility Agreement (the “Credit Facility”), or (ii) production of the first horizontal well drilled pursuant to any acquisitions made with monies advanced under that certain Credit Facility. Payment of principal amounts may be made at any time during the term hereof. All payments under this Note shall be applied first to accrued but unpaid interest, and next to outstanding principal.  If not sooner paid, the entire remaining indebtedness (including accrued interest) shall be due and payable on April 13, 2017. Payments shall be made to:

Providence Energy Partners III, LP
16400 North Dallas Parkway, Suite 400
Dallas, TX 75248

or any alternative location as requested by Lender

INTEREST.  This Note shall bear interest at an annual rate of eight percent (8.0%) per annum.  In the event of an Event of Default (defined in the Credit Facility), interest on the Line of Credit shall accrue at a rate of the lesser of 18.0% simple interest per annum or the maximum rate of interest allowed by law under the laws of the state of Colorado, until the unpaid balance of the Line of Credit, including all outstanding principal, interest, fees, expenses and other amounts due in connection therewith, is paid in full.  Borrower shall otherwise pay the interest in accordance with the terms of the Note.

PREPAYMENT.  The Borrower shall have the right at any time and from time to time to prepay this Note, including all outstanding principal, interest, fees, expenses and other amounts due in connection therewith, in whole or in part without premium or penalty.

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DEED OF TRUST.  The indebtedness evidenced by this Note is secured by a Deed of Trust dated October 12, 2016 (“Deed of Trust”) from Borrower for the benefit of Lender covering all of Borrower’s interest, whether now owned or hereinafter acquired, in and to various leasehold interests and accompanying net revenue interests along with equipment and fixtures located thereon and proceeds derived therefrom located in Colorado and as more particularly described in Exhibit A to the Deed of Trust and, until released, the Deed of Trust contains additional rights of Lender. Such rights may cause Acceleration of the indebtedness evidenced by this Note, as set forth below.

REMEDIES.  No delay or omission on part of the Lender of this Note in exercising any right hereunder shall operate as a waiver of any such right or of any other right of such Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  The rights and remedies of the Lender shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of the Lender.

EVENTS OF ACCELERATION.  The occurrence of any of the following shall constitute an “Event of Acceleration” by Borrower under this Note:

(a)                                 Borrower’s failure to pay any part of the principal or interest or fees as and when due under this Note; or

(b)                                 Borrower’s becoming insolvent or not paying its debts as they become due.

ACCELERATION.  Upon the occurrence of an Event of Acceleration under this Note, and in addition to any other rights and remedies that Lender may have, Lender shall have the right, at its sole option, to declare this Note immediately due and payable (“Acceleration”), including all outstanding principal, interest, fees, expenses and other amounts due in connection therewith.

WAIVERS BY BORROWER.  All parties to this Note, including Borrower and any sureties, endorsers, and guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

EXPENSES.  In the event any payment under this Note is not paid when due, the Borrower agrees to pay, in addition to the principal and interest hereunder, reasonable attorneys’ fees not exceeding a sum equal to 15% of the then outstanding balance owing on the Note, plus all other reasonable expenses incurred by Lender in exercising any of its rights and remedies upon default.

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GOVERNING LAW.  This Note shall be governed by, and construed in accordance with, the laws of the State of Colorado.

SUCCESSORS.  All of the foregoing is the promise of Borrower and shall bind Borrower and Borrower’s successors, heirs and assigns; provided, however, that Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Lender of this Note.

IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.

BORROWER:

PETROSHARE CORP.
A Colorado Corporation

By:
Name:	Stephen J. Foley
Title:	Chief Executive Officer

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